Exhibit 99.1

                      TRANSACTION SYSTEMS ARCHITECTS, INC.

                            Moderator: Bill Hoelting
                                 April 27, 2004
                                   4:00 pm CT

Operator:             Good afternoon.  My name is (Derrick).  And I will be
                      your conference facilitator.

                      At this time I would like to welcome everyone to the TSA 2004 Second Quarter Earnings conference call.

                      All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period.

                      If you would like to ask a question during this time simply press star followed by the number 1 on your telephone keypad.

                      If you would like to withdraw your question press star followed by the number 2 on your telephone keypad. Thank you.

                      I would now like to turn the conference over to Mr. Bill Hoelting, Vice President of Investor Relations. Please go ahead sir.

Bill Hoelting:        Thank you and good afternoon.  The participants for
                      TSA's Second Quarter Earnings conference call are Greg
                      Derkacht, President and CEO, David Bankhead, CFO, Mark
                      Vipond, President of ACI Worldwide.

                      This conference call could contain forward-looking statements pursuant to the Safe Harbor Provision of
                      Section 21e of the Securities and Exchange Act of 1934.

                      Actual results might differ materially from those projected in the forward-looking statement.

                      Statements during the conference call that are not strictly an historical statements could constitute forward-looking statement which involve risks and uncertainties which could cause actual results to materially differ from those in the forward-looking statements.

                      Forward-looking statements include the following - any statement dealing with the future prospects or results of the company and the forward-looking statements identified in our press releases and Form 10-K and 10-Q filings.

                      The agenda for the call will be as follows - Dave Bankhead will discuss the Q2 financials for TSA. Mark Vipond will then discuss the Q2 highlights for ACI Worldwide. Greg Derkacht will provide some closing comments at which time we will open up the calls to your questions.

                      At this time I would like to introduce Dave Bankhead, CFO of TSA. Dave.

David Bankhead:       Thanks Bill and good afternoon everyone.  Today I'll be
                      discussing our Fiscal 2004 Second Quarter Financial results.

                      I'll start by highlighting some key milestones that we achieved during the quarter.

                      Total revenue was $76.5 million, an 11% increase over revenues for the Second Quarter of last Fiscal Year.

                      Operating expenses were $62.5 million, an 8% increase over the same period last year.

                      Operating income was $14.1 million with an operating margin of 18.4%. This represented a 25% increase over operating income for the Second Quarter of last Fiscal Year.

                      Net income was $8 million resulting in a basic earnings per share of 22 cents and diluted earnings per share of 21 cents.

                      Operating cash flow was $10.3 million. Our cash balance at quarter end was $137.2 million.

                      The $76.5 million of revenue was comprised of the following - software license fees of $42.4 million, maintenance revenue of $22.3 million and services revenue of $11.8 million.

                      License fee revenue of $42.4 million was comprised of $20.2 million in initial license fees and $22.2 million of monthly license fees.

                      Revenues for each of the geographic channels were as follows - United States $31.5 million, America's International $9.7 million, Europe, Middle East and Africa, $25.7 million and Asia-Pacific $9.6 million.

                      Revenues for the three business units were as follows - ACI $57.9 million, Insession $10.5 million and IntraNet $8.1 million.

                      Operating expenses for the quarter were $62.5 million which is an increase of $4.5 million over the Second Quarter of last Fiscal Year.

                      This increase was due in large part to an exchange rate fluctuations accounting for $2.6 million of the increase.

                      The company also incurred increased employee-related expenses including sales commissions, variable compensation, travel and commissions paid to distributors, much of which reflects the increased sales in revenue activity during the Quarter.

                      These increases were partially offset by savings of approximately $1.6 million as a result of restructuring efforts completed during the last twelve months.

                      Operating expenses also reflected an increase of $4 million over our First Quarter of this Fiscal Year. That increase is primarily due to increased payroll tax expense incurred at the beginning of each calendar year, increased sales commissions, variable compensation and exchange rate fluctuations.

                      Exchange rate fluctuations accounted for an increase of approximately $1.1 million over Q1 expenses.

                      The company also incurred increased professional fees related to ongoing tax planning initiatives as well as Sarbanes-Oxley compliance including Section 404.

                      Our ending backlog was $233.1 million. We include in backlog all fees specified in signed contracts to the extent we believe at this time that recognition of the related revenue will occur within the next twelve months.

                      Backlog is comprised of recurring backlog of $170.8 million and non-recurring backlog of $62.3 million.

                      The recurring components are monthly license fees of $73.7 million, maintenance fees of $88.0 million and facilities management fees of $9.1 million.

                      Non-recurring components are license fees of $39.5 million and services of $22.8 million.

                      Thank you for your time this afternoon. I'll now turn the call over to Mark Vipond for his comments on the ACI business unit.

Mark Vipond:          Thank you Dave.  Good afternoon everyone.

                      I'm here to give you an update on the Second Quarter results for ACI Worldwide.

                      ACI's revenue for the quarter was $57.9 million. We had good results. And we signed a number of new contracts during the quarter.

                      Some of the highlights include system and capacity upgrades over $100 thousand at 17 customers. This level of capacity upgrades was significant and materially impacted ACI's results for the quarter.

                      ACI licensed product to 14 new customers in the quarter. Those products included six BASE24, four Proactive Risk Manager, one Payments Manager, two NET24 and one Smart Chip Manager license.

                      These new accounts were evenly distributed in all three of our geographic regions.

                      We saw an increase in sales results in the past quarter with particular strength in the EMEA market.

                      ACI also added clients in Algeria and Montenegro bringing the total number of countries in which we do business to 76.

                      ACI licensed twelve new applications to existing customers during the quarter. These included licenses of our BASE24 ES, BASE24, Automated Key Distribution System, Smart Chip Manager, Commerce Gateway, Proactive Risk Manager, Payments Manager and E-courier software.

                      With the ACI commerce framework and our continued investment in multi-platform integrated payment solutions, we believe we are well positioned in our market space.

                      There are signs that market conditions are improving the demand for ACI software solutions.

                      We had a very good sales quarter. And our pipeline of activity is solid.

                      Sales of BASE24 and our Proactive Risk Manager products were especially strong in the quarter.

                      In addition a number of key clients extended the terms of their BASE24 contracts for five additional years. These term extensions secure ACI's recurring revenue as our clients continue to derive value from their ACI software in the processing of electronic payment transactions.

                      We believe our investment in the ACI commerce framework will position us to win more business as marketing conditions improve throughout the world.

                      Thanks for your continued interest. And I will now introduce Greg Derkacht.

Gregory Derkacht:     Thank you Mark.  We're very pleased with our strong
                      financial results for the Second Quarter in the first half of Fiscal 2004.

                      For the first half of Fiscal 2004 revenue growth was 14%. And net income growth was 155% as compared to the first half of Fiscal 2003.

                      Our sales activity was strong across all geographic channels. Our business units - ACI Worldwide, Insession Technologies and IntraNet continue to effectively focus on managing expenses while seeking out growth opportunities within their markets.

                      The business unit added 18 new customers during the Second Quarter.

                      Throughout Fiscal 2003 and the first half of Fiscal 2004 we have focused on a number of corporate matters. A great deal of activity has occurred with Sarbanes-Oxley and the investigation by the SEC.

                      As we announced in mid-April the SEC has terminated their investigation with no enforcement action recommended. We are very pleased with the SEC's decision and happy that we are able to put this matter behind us.

                      We also have made progress on a number of internal fronts. We have centralized our finance, tax, legal department. And we have enhanced internal controls.

                      Like a lot of companies we have focused on corporate governance which, for us has resulted in an ISS Corporate Governance score of in the 90s which exceeds most software companies.

                      With these and other internal improvements we are now in an even-better position to pursue appropriate strategic opportunities. We regularly review acquisition candidates and we will continue to do so. We will be diligent and patient in that process however.

                      Overall we remain cautiously optimistic with our outlook. As we have previously discussed the nature of our large software implementation projects and our software revenue recognition policies can lead to significant variations on our financial results.

                      Based on our financial results to the first half of the year our backlog of contracted business and our projected pipeline we are now increasing our annual guidance for Fiscal 2004.

                      Assuming a 43% effective tax rate and no significant changes in the projected foreign exchange rates, our annual revenue guidance range for 2004 is being revised from $271 million to $287 million to a range of $282 million to $292 million.

                      Our EPS guidance range is being revised from 65 cents to 77 cents per diluted share to a range a 74 cents to 83 cents per diluted share.

                      Thank you very much for your attendance today. And at this time we will open up the conference call for your questions. Again thank you very much.

Operator:             At this time I would like to remind everyone if you would
                      like to ask a question please press star followed by the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from Franco Turrinelli with William Blair and Company.

Franco Turrinelli:    Good afternoon.

Mark Vipond:          Hi Franco.

Franco Turrinelli:    Couple of questions for Mark first and then maybe I'll
                      come back to Greg.

                      I'm very interested to hear about the term extensions from significant customers.

                      A couple of questions related to that. First were these associated also with capacity upgrades and secondly I'm sure they extracted some economic value out of you - what's the pricing environment like out there for these extensions?

Mark Vipond:          It's a fair question.  The term extension environment,
                      you know, specifically this was in the U.S. - we had some very significant customers.

                      And yes some of them were coupled with capacity upgrades. And when they try to extract economic value from us it's usually in that form Franco.

                      That says okay, I'm going to extend it for five more years. I need more capacity because my volumes will increase in that time. What can you do for me?

                      That's usually where you end up in the negotiation relative to financial terms and conditions.

                      And so in this situation of last quarter - yeah there was some of that - absolutely.

                      But very important for us - it secures the existing revenue stream. And then we get some and typically we get more revenue for the capacity.

Franco Turrinelli:    Right so essentially you're giving them some
                      capacity for free for the extension of the contract I guess is - not for free I'm sure.

Mark Vipond:          No not for free - just as it says, you know, can you
                      work out an arrangement.  It's never for free.

                      But as our customers get bigger and bigger volumes the economic - the amount of money that we get for it does decrease so their cost per transaction goes down.

                      But yeah they do wheedle in the or incorporate in the capacity increases as well as with the term extensions.

Franco Turrinelli:    The other question actually I guess - this
                      isn't really for you. It's maybe more for Greg both
                      Insession and IntraNet had pretty good quarters at least on a sequential basis. Are you seeing some, you know, changes in the environment for those business units?

Gregory Derkacht:     Well I would say much like ACI Franco that yes
                      we are. I mean, the environment seems to be good particularly in the tools business and infrastructure tools.

                      And so Insession has had, you know, several very good quarters at this point in time.

                      I would say as I mentioned before IntraNet's a little more niched in their capabilities and their opportunities because of the large size of the system. But we continue to see good performance on both the units.

Franco Turrinelli:    How far through are you on the IntraNet replacement
                      cycle do you feel?

Gregory Derkacht:     We're very close to being completed with it at this
                      point in time Franco.

Franco Turrinelli:    So should we expect that unit if nothing else to, you
                      know, reflect the completion of that replacement cycle in future quarters?

Gregory Derkacht:     Well in most cases as far as the revenue impact you've
                      seen a great portions of it already. But we do expect revenues to be flat in that environment for some period of time.

                      We think - but there are some service opportunities from the unit. But we do expect flat performance by IntraNet.

Franco Turrinelli:    I'm sure no one on this call minds, you know, analysts
                      being as wrong as I was on our expectations for the quarter.

                      Nevertheless, you know, as I look at your guidance for the remainder of the year and taking into account your comment on the difficulty in projecting quarterly results because of a revenue recognition policies your guidance does presume, you know, second half of the year which is no better and in fact, if anything, slightly worse from the first half. I mean why - what do you see on the horizon that kind of leads you to that conclusion?

Gregory Derkacht:     Well I'll attempt to answer that Franco -- and
                      then I'll let Mark speak if he'd like to - as we've stated previously - and I most certainly want to convey the fact that there is some upside opportunity - but we'd like to put ourselves in the position where we feel that we have a very high opportunity to make the numbers.

                      But more importantly as we've stated before there is some significant fluctuation.

                      Contracts out of the Third Quarter in some cases flew - I mean were drawn back into the Second Quarter.

                      And you have other contracts which basically in the Third Quarter are being pushed out.

                      So, you know, we have to attempt to measure this on a quarterly basis and make that best call we possibly can with the volatility that we've got because of the size of these projects.

                      And so again I don't want to say there's no upside to this. But we do want to put - have the numbers that make sense for us.

Mark Vipond:          My only comment would be to add some more color to
                      Greg's commentary.

                      As a manager of backlog - deals can come in and out. And now with the revenue recognition rules there's a lot of stipulations on a given product or a given customer as to when we can actually recognize revenue or if it's a ratable-based revenue recognition when it will actually start.

                      So in Q2 this last quarter we had a great deal of capacity upgrades that it's very - as we've said many times - very difficult to predict those, virtually impossible in some cases.

                      We have an idea of a steady state. But boy they can come and go.

                      So we had a lot of capacity upgrades. We wouldn't have expected internally to do as well as we did in this last quarter.

                      Some of it's also due to the fact that we accelerated in delivery of some things we had anticipated in Q3 and Q4.

                      As we've said many times sales activity is quite good. We had a very good sales quarter.

                      But sales as we define them do not necessarily translate into revenue in the short term anymore relative to products that we sell or sales that we make to clients unless it's a Category A product like a BASE24 or it's a capacity upgrade or it's a simple add-on.

                      It typically - the revenue recognition of it will be delayed until some time in the future, typically upon acceptance from the client.

                      And so we can have great sales and the revenue from that may not come for 1, 2, 3 or 4 quarters. So things are always moving in and moving out. And I said that last time.

                      We'll have chunkiness. And, you know, we had another good chunky good quarter this last quarter. And we can have - equally we can have a quarter where things don't line quite as well for us. And second half we may have some of that.

Franco Turrinelli:    Okay thanks.

Mark Vipond:          Sure.

Gregory Derkacht:     Thank you Franco.

Operator:             Your next question comes from George Sutton with Craig
                      Hallum.

George Sutton:        Hi guys - another good job.

Mark Vipond:          Hi George.  Thank you.

George Sutton:        First from a geographic perspective, last quarter you
                      defined the European market as really the area of strength and the U.S. was starting to turn.

                      Can you give us an update on from a geography perspective is it - a geographic perspective is it still Europe really driving the boat with the U.S. still in a turn mode- are you starting to see better results in the U.S.?

Mark Vipond:          I would say Europe is definitely been the strong last
                      quarter and in Q1 and quite frankly I expect it to continue to have strength this quarter.

                      U.S. had a good quarter. I won't say great, not nearly as strong as EMEA. So that was positive.

                      We should have a good result up in Canada so the America's is improving this quarter. Asia-Pacific continues to be the lagger relatively at least from our sales results.

                      We have more activity. But boy it sure as heck hasn't translated itself into tangible sales increases over the last couple of quarters.

                      So I don't think it's materially different than it was from last quarter George in terms of where we see the strength, the weakness.

George Sutton:        And you've discussed Asian-Pacific of course you'd
                      pulled back a while ago. Is there any sense that there makes sense to expand in Europe - or I'm sorry - in Asia-Pacific.

Mark Vipond:          Well the areas of the markets of interest continue to be
                      India and China. And we continue to have an operation in Japan, which hasn't produced the kind of results we're looking for.

                      The exciting places right now are India and China. We have a very strong distributor in India. I should know this but I can't tell you. I think it's like 14 or 15 clients that we have in India that they have been successful in selling and installing.

                      China - we have some clients in China. But we're looking for more partners to take us into China rather than going there directly.

                      Overall Australia - there were some recent announcements from a client of ours down in Australia that they've made to the press about recommitting to the BASE24 and using that to process their ATM networks over the next five years. We're very excited about that.

                      There's some good activity. And actually with the broad set of products that we have, we're seeing more sales activity.

                      But we're still waiting for that to translate into sales results and the ultimate revenue that comes from. That's a long way to answer to say - we're staying the course.

George Sutton:        That was a long-winded question so - Greg, I know
                      you're going to give me great detail on this question but I'm curious - I know you've been looking at some of the deals that are out there from an M&A perspective, can you give us any sense of what kinds of opportunities you're interested in going forward now that you're more internally ready?

Gregory Derkacht:     Yeah George I'll attempt to answer that to the extent
                      that I can.

                      We have said, as I mentioned before, a set of criteria which we evaluate continuously for acquisition potentials.

                      And now that I think that we've got ourselves in the position where we can focus more on those opportunities we're going to start looking.

                      I would say that particularly out of the bag or out of the starting gates we want these things to be somewhat synergistic and have opportunities for cross-sell opportunities in those kind of things.

                      They don't necessarily have to be exactly in our space. But we also want, as I mentioned before, I think before all the issues started with the company - good management organizations, good teams and units that have the capabilities of standing alone by themselves.

                      And so those are the kind of criteria we're looking for. Ideally we're absolutely going to find synergies at the organization.

                      We really want to leverage our distribution channel. It's big for a company this size. It's expensive. And we think we can do a better job at utilizing that channel and expanding people internationally into other places in the world.

                      So those are the kind of opportunities I'll say we're looking at this point in time.

George Sutton:        Okay great.  Guys tremendous job - thanks.

Gregory Derkacht:     Thank you very much.

Operator:             Once again Ladies and Gentlemen in order to ask a
                      question please press star followed by the number 1 on your telephone keypad now.

                      You have no further questions at this time.

Bill Hoelting:        Thank you for attending our Q2 conference call.  We look
                      forward to talking to you down the road with our Q3 results. Thank you once again.

Gregory Derkacht:     Thank you everyone.

Operator:             That concludes today's TSA 2004 Second Quarter Earnings
                      conference call.  You may now disconnect.


                                       END